Exhibit 99.1

To Our Shareholders

It is a pleasure to report that Partners Financial Corporation and its wholly owned subsidiary, Partners Bank, are entering their second year of operations and are expanding their footprint and market share.

The net loss for the three and six months ended September 30, 2006 was $210,000 and $396,000, or $0.14 and $0.26 per share, respectively. This compares to a net loss of $23,000 and $346,000, or $0.03 and $0.88 per share, respectively for the three and six months ended September 30, 2005, during which time the Company was still primarily in the organizational stage.

As of September 30, 2006, total assets were $51.7 million, representing a 154.3% increase over the same time a year ago. Total deposits as of September 30, 2006, were $38.1 million and total loans outstanding stood at $36.2 million.

The considerable growth in loans and deposits is an indication that we are on our way to positioning Partners as a local community bank with both the will and ability to serve our customers in a prompt, courteous and professional manner. It is our goal to know our customers, to understand their needs, and to be accessible and responsive.

During the quarter, we opened our second banking office. The office is managed by Barbara Klootz and will operate out of a temporary modular unit at the Capital Center, off Airport-Pulling Road, while construction proceeds on our permanent headquarters. We anticipate that the building will be completed sometime during the early part of 2007.

We also have recently filed applications with the Office of Thrift Supervision to open three additional branches in Collier County. These offices will be located on Immokalee Road in North Naples, off U.S. 41 East in East Naples and in the Everglade City Hall in Everglades City and will further broaden our market penetration throughout the county.

These new locations will require a capital investment in both facilities and staffing. To fund this expansion, we anticipate a secondary offering of stock. This offering will likely occur around the end of this year. We will provide further details as they are available.

One of the highlights of the past quarter was our first Annual Meeting of Shareholders on August 21, 2006 at the Collier Athletic Club in Naples. During this meeting, shareholders approved the election of 13 individuals to the Board of Directors and the appointment of Hacker, Johnson & Smith as the company’s independent auditors.

Also during the meeting, shareholders approved and adopted a 2006 Stock Incentive Plan of Partners Financial Corporation. The purpose of the Plan is to attract, motivate and retain qualified directors, officers, key employees and others to serve the company and encourage them to improve the business results and earnings of the company.

Partners Bank is the newest independent community bank in Collier County. Our mission is serving our customers’ needs in a prompt, courteous and professional manner. This is an important niche in light of the many recent mergers and acquisitions across the region.

In celebrating our first anniversary, it is truly gratifying to see how Partners has been embraced by residents and businesses in the local marketplace. We remain committed to positioning Partners apart from the competition by being responsive and innovative.

As always, thank you for your continued loyalty and support.

Sincerely,

James S. Weaver	John G. Wolf
President & CEO	Chairman of the Board

Corporate Profile

Headquartered in Naples, Florida, Partners Financial Corporation is the holding company for Partners Bank, a Federal Savings Bank. Partners Bank commenced operations in August 2005 and provides a wide variety of community banking services to individual and business customers through its two full-service banking offices located in Naples, Florida. The bank is committed to growing and serving the local marketplace and believes it is well-positioned to assist its local customers through its proposed network of banking offices and strong, committed staff and lending officers.

Locations

1575 Pine Ridge Road–Mission Square # 15, Naples FL 34109

3021 Airport-Pulling Road, Naples, FL 34105

Transfer Agent

Registrar & Transfer Co. 10 Commerence Drive Cranford, N.J. 07016-3572

1-800-866-1340

Corporate Counsel

Hogan & Hartson LLP, 555 Thirteenth Street NW, Washington, D.C. 20004 (202)637-5600

Investor Relations

Partners Financial Corporation welcomes inquiries from shareholders. For additional information, please contact Charles T. DeBilio at 239-434-2069.

Additional Information

Corporate Address: 1575 Pine Ridge Road - Mission Square #15, Naples, FL 34109

Phone: 239-434-2069 or toll-free 866-345-6183

Web site: www.partnersbank.net

Statement of Condition (dollars in thousands)
	September 30, 2006	March 31, 2006	September 30, 2005
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$1,779	$15,793	$10,286
Securities available for sale	9,955	8,793	4,007
Loans available for sale	2,242	265	—
Loans receivable, net	33,908	21,876	4,714
Other assets	3,797	1,966	1,317

Total Assets	$51,681	$48,693	$20,324

Liabilities and Stockholders’ Equity
Deposits	38,093	34,891	6,021
Other borrowings	49	—	—
Other liabilities	196	37	12
Total liabilities	38,338	34,928	6,033
Stockholders’ equity	13,343	13,765	14,291

Total liabilities and stockholders’ equity	$51,681	$48,693	$20,324

Statement of Operations (Unaudited) (dollars in thousands, except per share data)
	Three months ended		Six months ended
	September 30 2006	September 30 2005	September 30 2006	September 30 2005
Interest Income on:
Loans	$785	$13	$1,344	$13
Securities available for sale	131	1	267	1
Other short-term investments	6	47	64	47

Total interest income	922	61	1,675	61

Interest Expense on:
Deposits	366	7	658	7
Borrowings	82	—	91	—

Total interest expense	448	7	749	7

Net interest income	474	54	926	54
Provision for loan losses	20	38	78	38

Net interest income after provision for loan losses	454	16	848	16

Noninterest income	170	—	225	—
Noninterest expense	960	375	1,707	698

Loss before income tax benefit	(336)	(359)	(634)	(682)
Income tax benefit	126	336	238	336

Net loss	$(210)	$(23)	$(396)	$(346)

Loss per share	$(0.14)	$(0.03)	$(0.26)	$(0.88)

Weighted average number of shares outstanding	1,500,000	692,935	1,500,000	394,262

Selected Key Ratios
Return on average assets (1)	-1.56%	-1.30%	-1.59%	-17.76%
Return on average equity (1)	-6.19%	-1.69%	-5.83%	-23.51%
Noninterest expense to average assets (1)	7.12%	21.19%	6.86%	35.83%
Efficiency ratio	149.07%	694.44%	148.31%	1292.59%
Net interest spread	2.47%	2.01%	2.58%	2.01%
Net interest margin (1)	3.76%	3.76%	3.95%	3.76%
Net loans to deposits	94.90%	78.29%	94.90%	78.29%
Loan loss reserve to total loans	0.76%	0.81%	0.76%	0.81%
Average equity to total average assets	25.16%	76.83%	27.30%	75.57%

(1) Annualized

Partners Financial Corporation and Partners Bank Board of Directors

John G. Wolf

Chairman

John V. Hoey, III

Vice Chairman

James S. Weaver

President & CEO

James Boughton

Jerome J. Bushman

Jack Crifasi

Howard F. Crossman, Jr.

John M. DeAngelis

Sam Hamra(1)

David Huber (2)

Samuel J. Saad, Jr.

Frank C. Sabatini(1)

Steven M. Watt

David R. White

(1)	Director of Partners Financial Corporation only
(2)	Director of Partners Bank only

Executive Officers

James S. Weaver

President & Chief

Executive Officer

Donald J. York

Executive Vice President

Chief Credit & Lending Officer

Charles T. DeBilio

Senior Vice President

Chief Financial Officer

Corporate Secretary